Exhibit 10.82

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the Effective Date (as defined below), as amended and restated as of January 2, 2003, between Amgen Inc., a Delaware corporation (the “Company”), and Edward V. Fritzky (the “Executive”).  This Agreement amends and restates in its entirety the Employment Agreement, dated as of the Effective Date, between the Company and the Executive (the “Original Agreement”).  References herein to this “Agreement” shall refer to the Original Agreement, as hereby amended and restated;

          WHEREAS, prior to the consummation of the Merger (as defined below), the Executive was employed by Immunex  Corporation (“Immunex Corporation”) as its Chief Executive Officer, and the Executive possesses intimate knowledge of the business and affairs of Immunex Corporation and has acquired certain confidential information and data with respect to Immunex Corporation;

          WHEREAS, pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001 by among the Company, Immunex Corporation and a subsidiary of the Company (“Merger Sub”) (the “Merger Agreement”), Merger Sub merged with and into Immunex Corporation (the “Merger”);

          WHEREAS, the Company has determined that it is of the utmost importance to assure itself of retaining the Executive’s services during the critical period following the Merger to assist in the integration of the operations of the Company and Immunex Corporation;

          WHEREAS, the Company desires to secure the continued employment of the Executive in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the “Effective Date”);

          WHEREAS, the Executive was a participant in the Immunex  Corporation Leadership Continuity Plan, dated as of October 25, 2001 (the “LCP”);

          WHEREAS, the Executive would have been entitled to receive certain severance payments and benefits pursuant to the LCP upon termination of employment with Immunex Corporation following the Effective Date;

          WHEREAS, the Executive has foregone the right to receive such payments and benefits by entering into this Agreement;

          WHEREAS, the parties now desire to enter into an agreement setting forth the terms and conditions of the employment relationship of the Executive and the Company;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

1. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

                  (b)     “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 14 hereof) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) a material breach by the Executive of the terms of this Agreement.  For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(c) “Code” shall mean the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

                  (d)     “Good Reason” shall mean any material breach of this Agreement by the Company that has not been cured within thirty (30) days after a written demand for cure is delivered to the Company by the Executive, including without limitation:

               (i)     the removal of the Executive from his position as a member of the Board except in the event that such removal relates to the termination by the Company of the Executive’s employment for Cause or by reason of disability pursuant to Section 13 hereof; or

(ii) failure by the Company to obtain the assumption of this Agreement as contemplated by Section 19(a) hereof.

                  (e)     “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated for purposes of this Agreement by reason of disability pursuant to Section 13 hereof, the earlier of thirty (30) days after the Notice of Termination is given or one (1) day prior to the end of the Employment Period; (iii) if the Executive’s employment is terminated by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Company, whether or not for Cause, (other than by reason of disability pursuant to Section 13 hereof) or by the Executive for Good Reason, the earlier of thirty (30) days after the Notice of Termination is given or one (1) day prior to the end of the Employment Period; and (v) if the Executive’s employment is not terminated prior to the end of the Employment Period, the date following the last day of the Employment Period.

2. Employment; Employment Period.

                  (a)     On the Effective Date, the Company shall employ the Executive, and the Executive will be employed by the Company, in accordance with the terms of this Agreement for the period set forth below (the “Employment Period”).  During the Employment Period, Executive shall be an employee of the Company for all purposes and will not be an independent contractor.

                  (b)     The Employment Period shall commence as of the Effective Date and shall continue until the second anniversary of the Effective Date (that second anniversary shall be the last day of the Employment Period); provided, however, that if the Merger Agreement is terminated in accordance with its terms, then, at the time of such termination, this Agreement shall terminate and be of no force or effect. This Agreement shall be of no force and effect unless and until the Effective Date occurs.

                  (c)     The Executive hereby waives any right to any severance benefit otherwise payable to the Executive pursuant to the LCP.  In consideration for such waiver, on the Effective Date the Company shall pay to the Executive a cash lump sum payment equal to three times the sum of (i) the Executive’s base salary as in effect immediately prior to the Effective Date, (ii) the Executive’s target annual incentive compensation in effect immediately prior to the Effective Date, and (iii) the value of the contributions or the allocations made, as applicable, on behalf of the Executive to the Immunex Corporation 401(k) Savings Plan and the Immunex Corporation Nonqualified Deferred Compensation Plan in respect of the fiscal year ending immediately prior to the fiscal year in which the Effective Date occurs.

3. Duties.

                  (a)     During the Employment Period, the Executive shall serve as a strategic advisor to the Company and shall provide such other services as set forth below.  At or prior to the Effective Time (as defined in the Merger Agreement), the Board shall take all action necessary so that, immediately following the Effective Time, the Executive shall be appointed to the Board.  If at the Effective Time the Company has multiple classes of directors, the Company shall take all action reasonably necessary, subject to applicable law, to appoint Executive to the class of directors with the longest remaining term as of the Effective Time, provided that the Company shall not be required to request that an incumbent director of the Company switch classes.  The Executive shall not be required to perform services hereunder for more than 20 hours per month.

                  (b)     In his capacity as a strategic advisor to the Company, the Executive shall report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and shall have any or all of the following duties and responsibilities as determined by the Chief Executive Officer in his discretion:

1. Executive shall perform such strategic advisory services as are assigned to him by the Chief Executive Officer.

              2.     Executive shall facilitate the relationships between the Company and Wyeth (formerly American Home Products Corporation) and shall advise appropriate Company executives regarding the Company’s operations with respect to ENBREL.

              3.     Executive shall facilitate the Company’s senior management’s relationships with the Seattle community, and shall serve as a liaison between the Company’s senior executives and business, government and philanthropic leaders within the Seattle community.  Executive shall represent the Company at Seattle functions designated by the Company and shall advise the Company’s senior management regarding matters related to the Seattle community.

              4.     Executive shall advise on and assess new strategic, licensing and acquisition opportunities for the Company within the biotechnology industry, including meeting and networking with senior executives and consultants in the industry, and attending investor and other conferences.

5. Executive shall assist the Company in developing and enhancing the Company’s relationships with the primary venture capital companies in the biotechnology industry. Executive shall meet with venture capitalists to assess and help identify the best potential targets for acquisition and licensing by the Company.

                 6.     Executive will assist Steve Odre, General Counsel, or his designee or successor, on legal matters or litigation regarding matters involving the Company, Immunex Corporation or ENBREL with which Executive is familiar.  This assistance may include, but shall not be limited to Executive’s meeting with Company attorneys, and testifying or otherwise appearing at depositions or court hearings scheduled as a result of any such litigation, including preparation for all the above.  Steve, or his successor, may assign these matters to Executive from time to time.

The duties and responsibilities of Executive and the services to be performed by Executive as set forth above shall be consistent with the Executive’s background and experience.

                    (c)     The Chief Executive Officer will have the right to determine the times and places where such services will be performed.  Executive will be a member of the Executive Department of the Company and, as such, the Chief Executive Officer will assign strategic advisory and other  matters to Executive from time to time, and Executive will provide the Chief Executive Officer with written or oral reports as requested by the Chief Executive Officer (or if not requested by the Chief Executive Officer, then periodically but not less frequently than quarterly) detailing Executive’s progress toward accomplishing the tasks and directives given to Executive by the Chief Executive Officer.  Executive will also provide additional reports and materials, upon reasonable request by the Chief Executive Officer.  The Chief Executive Officer will evaluate Executive’s performance.

                  (d)     Except as set forth in Section 4, Executive agrees that Executive will not hire or pay anyone to assist Executive in performing his services under this Agreement.  If Executive requires assistance in providing his services under this Agreement, Executive agrees to consult with the Chief Executive Officer, and, if, in the Company’s sole discretion, it is deemed appropriate, the Company either will assign one of its then-current employees to assist Executive, or the Company will hire an employee of the Company to act as an assistant for Executive.

                  (e)     The Chief Executive Officer will control and direct the manner (including the order) in which Executive performs the services under this Agreement, including the details and means by which Executive provides his services.

                  (f)     If requested by the Chief Executive Officer, Executive agrees to attend certain meetings or programs related to Executive’s area of expertise.  Furthermore, from time to time, Executive’s duties may require Executive to travel to and/or attend meetings at various locations, including the Company’s Thousand Oaks facility, and Executive agrees that no reasonable request by the Chief Executive Officer for travel or attendance at meetings will be refused.  The Chief Executive Officer will cooperate with Executive in scheduling any such business trips or meetings.  The Company will reimburse Executive for reasonable travel expenses pursuant to the reimbursement policy(ies) in place at the Company at the time Executive incurs such expenses.

                  (g)     Executive will maintain an accurate log showing the time Executive has spent performing the foregoing services and this log shall be deemed conclusive evidence of the time spent.  The Chief Executive Officer, at any time, may request a copy of Executive’s log and

Executive agrees to provide such a copy within a reasonable period of time after the request is made.

                  (h)     During the Employment Period, Executive may not be employed by any person or company other than the Company, without the Company’s prior approval.  Executive may, however, consult for companies that do not compete with the Company, or companies within the fields of biotechnology and/or pharmaceutics having fewer than 500 employees and no current contractual relationship with the Company, provided that such consulting does not violate the Proprietary Information and Inventions Agreement between Executive and the Company (the “Proprietary Agreement”) or interfere with Executive’s duties under this Agreement.  In addition, Executive may be self-employed, an independent contractor, a partner or a consultant in a venture fund, or a founding member of a biotechnology startup, provided that such activities do not compete with the Company, violate the Proprietary Agreement or interfere with Executive’s duties under this Agreement. Executive’s engaging in the consulting and other activities described in the preceding two sentences shall not constitute a violation of paragraph 11 of the Proprietary Agreement.  Executive also agrees that during the Employment Period he will not solicit for employment or affiliation, including as an independent contractor, any officer, director, or employee of the Company or its subsidiaries.

(i) Executive may not assign or delegate any of his duties or responsibilities under this Agreement.

4. Office Space and Support Services.

Subject to Section 3(c), the Executive may (with the approval of the Chief Executive Officer) perform services at rented offices and the Executive shall be reimbursed for rental payments for office space, subject to the limitation in the last sentence of this section.  During the Employment Period, the Executive may (with the approval of the Chief Executive Officer) procure secretarial, communications and technology support services in connection with his employment hereunder and the Company shall reimburse the Executive for such services, subject to the limitation in the last sentence of this section.  All expenses reimbursed to the Executive under this Section 4 shall not exceed $250,000 per year.

5. Compensation. During the Employment Period, the Executive shall be compensated as follows:

(a) The Executive shall receive, in accordance with the Company’s standard payroll policies, an annual base salary of not less than $500,000.

                  (b)     The Executive shall be entitled to participate in all of the employee benefit plans and arrangements (including any life, death, disability, accident or health insurance plan, employee stock purchase plan, and qualified or non-qualified retirement or savings plan) made available by the Company to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that to the extent Executive’s participation in such Company benefit plans and arrangements is precluded by the applicable terms and conditions of such plans or arrangements, the Company shall arrange to provide, at the Company’s sole expense, the Executive and anyone entitled to claim under or through the Executive with equivalent benefits (on an after tax basis) under an alternative arrangement.  Notwithstanding the foregoing, in no event shall the Executive participate in Company’s Performance Based Management Incentive Plan.

                  (c)     The Executive shall be entitled to receive perquisites, including, without limitation, financial counseling and tax planning services by AYCO or a company providing comparable equivalent services, that are the same as or substantially equivalent to, those provided to the Executive by Immunex Corporation immediately prior to the Effective Date.

          6.     Retention Bonus.  Effective as of the Effective Date, the Company shall contribute a retention bonus of $1,000,000 to a deferred compensation account (the full balance of such account as of any specified date, the “Retention Bonus Account”) established for the benefit of the Executive under the Company’s deferred compensation plan (the “Deferred Compensation Plan”).  Except to the extent otherwise provided in this Agreement, the Retention Bonus Account, and the Executive’s rights with respect thereto, shall be subject to the terms and conditions of the Deferred Compensation Plan.  The Retention Bonus Account shall vest as follows: (a) with respect to $500,000 originally deposited (plus the related earnings and minus the related losses), on the on the first anniversary of the Effective Date (provided the Executive is then employed by the Company), and (b) with respect to an additional $250,000 originally deposited (plus the related earnings and minus the related losses) on each of (i) the date 18 months immediately following the Effective Date and (ii) the second anniversary of the Effective Date (in each case provided the Executive is the employed by the Company).  Except as provided in Sections 10, 11, 12 and 13, the Retention Bonus Account shall be paid to the Executive upon the second anniversary of the Effective Date, provided that the Executive is employed with the Company on such date.

7. Equity Grants.

                  (a)     The Company shall grant to the Executive, effective as of the Effective Date, a non-qualified stock option (the “Option”) to purchase 450,000 shares of the common stock of the Company par value $.0001 per share (“Common Stock”).  The grant shall provide for (i) an exercise price per share equal to the fair market value of the Common Stock on the date of grant, (ii) except as provided in Sections 10, 11, 12 and 13, the vesting of the Option at the rate of one-third (1/3) of the shares of Common Stock subject to such Option on the date of grant and one-third (1/3) on each of the first and second anniversaries of the Effective Date, (iii) an option term equal to five (5) years and (iv) in the event that the Executive’s employment with the Company is terminated on or after the end of the Employment Period, a post-termination exercise period of the remainder of such option term.  Except as set forth in this Agreement, the Option shall be subject to the other terms and conditions similar to those set forth in the Company’s Amended and Restated 1997 Equity Incentive Plan (the “Option Plan”) (or applied to grants to senior executives of the Company) and the applicable stock option agreement which shall reflect the terms set forth herein and which shall be attached as Exhibit A hereto prior to the Effective Date, in form agreed upon by the parties.

                  (b)     The Company shall grant to the Executive, effective as of the Effective Date, 100,000 shares of Common Stock, of which 66,000 shares will be restricted (such restricted portion, “Restricted Stock”).  The grant shall provide for, except as provided in Sections 10, 11, 12 and 13, the vesting of the Restricted Stock at the rate of one-half (1/2) of the shares of Restricted Stock on each of the first and second anniversaries of the Effective Date.  Except as set forth above, the Restricted Stock shall be subject to all other terms and conditions of the Option Plan and the applicable Restricted Stock agreement which shall reflect the terms set forth herein and which shall be attached as Exhibit B hereto prior to the Effective Date, in the form agreed upon by the parties.

          8.     Expenses.  During the Employment Period, the Company shall promptly reimburse the Executive in accordance with the Company’s policies for all reasonable expenses (including first class travel) incurred by him in performing services pursuant to the terms of this Agreement.

          9.     Termination Benefits.  Upon the earlier to occur of (x) the termination of the Executive’s employment for any reason or (y) the end of the Employment Period, the Executive shall be entitled to the following termination benefits (the “Termination Benefits”):

                  (a)     No later than five days following the Termination Date, the Company shall pay to the Executive an amount equal to (i) all base salary for the time period ending with the Termination Date and (ii) any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the time period ending with the Termination Date.

                  (b)     Except in the event of a termination by the Company for Cause or by the Executive without Good Reason, from the Termination Date until the third anniversary of the Termination Date, the Company shall arrange to provide the Executive and his dependents (i) life, death, disability, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Termination Date, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date, and (ii) other perquisites, including, without limitation, financial counseling and tax planning services by AYCO or a company providing comparable equivalent services, to the same extent provided to the Executive prior to the Termination Date.  Benefits otherwise receivable by the Executive pursuant to Section 9(b)(i) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the period the Executive is eligible to receive benefits pursuant to such section (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Termination Date.

                  (c)     Except in the event of the Executive’s death, the Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of one year commencing on the date the Executive first uses such outplacement services.

                  (d)     The Company shall pay or provide all other amounts and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under the terms of any benefit plan of the Company, pursuant to the terms of the benefit plan or practice establishing such benefits.

          10.   Termination For Cause or Without Good Reason.  If the Executive’s employment is terminated during the Employment Period by the Company for Cause or by the Executive without Good Reason, then the Executive shall be entitled to receive Termination Benefits pursuant to Section 9 and shall not receive any compensation pursuant to Section 5 with respect to periods following the Termination Date.  Any portion of the Restricted Stock and the Option which is unvested as of the Termination Date shall be forfeited and any portion of the Option which is vested as of the Termination Date shall remain exercisable for the remainder of the original term.  In addition, no later than five (5) days following the Termination Date, the Company shall pay to the Executive a cash amount equal to the vested portion of the Retention Bonus Account as of the Termination Date.  The remainder of the Retention Bonus Account shall be forfeited.

          11.   Termination for Good Reason or Without Cause.  If the Executive’s employment is terminated during the Employment Period (a) by the Executive for Good Reason or (b) by the Company other than by reason of death, disability pursuant to Section 13 hereof, or Cause (any such terminations to be subject to the procedures set forth in Section 14 hereof), then the Executive shall be entitled to receive Termination Benefits pursuant to Section 9 and the following additional payments and benefits:

(i) No later than five (5) days following the Termination Date, the Company shall pay to the Executive the Retention Bonus Account as of the Termination Date;

                (ii)    No later than five (5) days following the Termination Date, the Company shall pay to the Executive the total amount of base salary payable to the Executive for the remainder of the Employment Period; and

                (iii)   Immediately prior to the Termination Date, (x) each share of Restricted Stock not then vested shall become fully vested and (y) each option to acquire Common Stock then held by the Executive (including the Option) shall become fully vested and exercisable as to all shares of Common Stock subject thereto and shall remain exercisable for the remainder of such option’s original term.

          12.   Death.  In the event of the Executive’s death during the Employment Period, the Executive’s estate, heirs and beneficiaries shall be entitled to receive Termination Benefits pursuant to Section 9, and shall not receive any compensation pursuant to Section 5 with respect to periods following the Termination Date.  Immediately prior to the Termination Date, (x) each share of Restricted Stock not then vested shall become fully vested and (y) each option to acquire Common Stock then held by the Executive (including, the Option) shall become fully vested and exercisable and shall remain exercisable for the remainder of such option’s original term.  In addition, no later than five (5) days following the Termination Date, the Company shall pay to the Executive the Retention Bonus Account as of the Termination Date.

          13.   Termination for Disability.  If, during the Employment Period,  the Executive incurs a disability, as defined in the Option Plan, and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 14 hereof.  If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall be entitled to receive Termination Benefits pursuant to Section 9 and the Executive shall not receive any compensation pursuant to Section 5 with respect to periods following the Termination Date.  Immediately prior to the Termination Date, (x) each share of Restricted Stock not then vested shall become fully vested and (y) each option to acquire Common Stock then held by the Executive (including, the Option) shall become fully vested and exercisable and shall remain exercisable for the remainder of such option’s original term.  In addition, no later than five (5) days following the Termination Date, the Company shall pay to the Executive the Retention Bonus Account as of the Termination Date.

          14.   Termination Notice and Procedure.  Any termination by the Company or the Executive during the Employment Period shall be communicated by written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 26 hereof.  Any Notice of Termination by the Company for Cause shall be accompanied by a resolution duly adopted by at least two thirds (2/3) of the directors of the Company (or any successor corporation) at a meeting held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board).

15. Excise Tax Gross-up.

                  (a)     If any of the payments or benefits received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, Immunex Corporation, or any of their affiliates (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.  The Gross-Up Payment shall be paid to the Executive no later than the fifth day following the Termination Date (or if there is no Termination Date, then the date on which the Gross-Up Payment is calculated in accordance with this Section 15).

                  (b)     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which is the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the base amount, within the meaning of Section 2806(b)(3) of the Code (the “Base Amount”), allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c)     In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

16. Confidentiality; Release; Other Agreements.

                   (a)     During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized by the Board or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company.  Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company.  All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

                   (b)     Notwithstanding anything contained herein, the Executive shall not be entitled to receive any payments or benefits under Section 9(b) or Section 11 hereof unless he first executes a written release substantially in the form attached hereto as Exhibit C and such release has become effective.

                   (c)     The Executive shall execute, prior to the Effective Date, the Proprietary Information and Inventions Agreement and the Mutual Agreement to Arbitrate Claims, in each case in the form generally used for senior Company executives (collectively, the “Ancillary

Agreements”), provided that notwithstanding anything in such Ancillary Agreements to the contrary, in case of conflicting provisions, the provisions of this Agreement shall control.

17. Legal Fees and Expenses; Indemnification.

                   (a)     The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive (a) in disputing any issue hereunder relating to the termination of the Executive’s employment or in seeking to obtain or enforce any benefit or right provided by this Agreement (in each case, unless the Executive is acting in bad faith) or (b) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                   (b)     To the fullest extent permitted by law, the Company shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries.  During the Employment Period and for at least three (3) years thereafter, the Company shall use reasonable efforts to maintain customary director, officer and professional liability insurance covering the Executive for acts and omissions prior to and during the Employment Period.  The existence or lack of any such insurance shall not limit the Company’s indemnification obligation.

18. No Set-Off or Counterclaim. Except as expressly provided herein, the amounts and benefits payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other claim which the Company may have against him or anyone else.  Except as provided in Section 17 of this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

19. Successors.

                   (a)     If the Company sells, assigns or transfers all or substantially all of its business and assets to any person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any person (any such event, a “Sale of Business”), then the Company shall cause such person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such Sale of Business all of the terms, conditions and provisions imposed by this Agreement upon the Company, and from and after such Sale of Business all references to the “Company” in this Agreement shall refer to such person.  Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder.  The Executive shall, in his discretion, be entitled to proceed against any or all of such persons, any person which theretofore was such a successor to the Company (as defined in the first paragraph of this Agreement) and the Company (as so defined) in any action to enforce any rights of the Executive hereunder.  This Agreement shall not be assignable by the Company except to any party to a Sale of Business that expressly assumes this Agreement as provided herein.  This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

                   (b)     This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries.  All amounts payable to the Executive under the Agreement if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Company that expressly govern benefits under such plan in the event of the Executive’s death.

          20.     Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

          21.     Entire Agreement.  This Agreement, together with the Ancillary Agreements, constitute the whole agreement of the Company and the Executive regarding the subject matter hereof.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement or the Ancillary Agreements.  This Agreement shall supersede and replace the Original Agreement.

22. Amendment. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.

          23.     Withholding.  The Company shall be entitled to withhold from amounts to by paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.

          24.     Certain Rules of Construction.  No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise.  No draft of this Agreement shall be taken into account in construing this Agreement.  Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.

25. Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Washington.

          26.     Notice.  Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary.  If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to the Secretary of the Company at its headquarters offices (currently located at Amgen, Inc., One Amgen Center Drive, Thousand Oaks, CA  91320-1797) or if the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

          27.     No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

28. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

29. Counterparts. This Agreement may be executed in counterparts all of which shall be considered the same hereunder.

30. Survival. The obligations of the parties set forth in Sections 1, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, 22 and 23 shall survive the termination of the Employment Period and of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

	/s/ BRIAN MCNAMEE	/s/ EDWARD V. FRITZKY

AMGEN INC.		EDWARD V. FRITZKY
By:	Brian McNamee
Title:	Senior Vice President, Human Resources

EXHIBIT C

WAIVER AND RELEASE OF CLAIMS AGREEMENT

YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

YOU MAY NOT SIGN THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE BEFORE YOU TERMINATE EMPLOYMENT.

YOU HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT, ALTHOUGH YOU MAY WAIVE THIS TIME PERIOD BY SIGNING IT SOONER.

AFTER SIGNING THIS AGREEMENT, YOU HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

          1.  In consideration of, and subject to, the payments to be made to me pursuant to the Employment Agreement between me and Amgen Inc. (the “Employment Agreement”), the adequacy of which is hereby acknowledged, and which I acknowledge that I would not otherwise be entitled to receive, on behalf of myself and my heirs, representatives, executors, administrators, successors, agents, and assigns,  I hereby agree to and hereby do fully, completely, unconditionally, and without limitation release, acquit, and forever discharge Amgen Inc., all related or affiliated companies, and all of its or such related or affiliated companies predecessors, successors, assigns, and parents (collectively the “Company”) and with respect to each such entity, its present and former shareholders, parents, owners, officers, directors, agents, partners, joint venturers, employees, servants, independent contractors, customers, consultants, insurers, representatives, lawyers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and all persons acting by, through, under, or in concert with them, or any of them (“Releasees”), both individually and collectively, of and from any and all manner of action or actions, cause or causes of action, suits, rights, claims, debts, liens, demands, contracts, promises, agreements, liabilities, claims, damages, losses, costs, expenses, compensation, attorneys’ fees, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, fixed or contingent (hereinafter called “Claims”), which I have, may have, or now claim to have, from the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to my recruitment, hire, employment, relocation, benefits, remuneration, or termination by the Releasees, or any of them.  As part of this Agreement, I expressly release and waive any and all Claims arising out of any contract, tort or other common-law theories, and any Claims under any local, state or federal civil rights, labor, and employment laws, including but not limited to the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Acts (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Older

Workers’ Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Vietnam Veterans Readjustment Assistance Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, the Family and Medical Leave Act, the civil rights, employment and wage and hour laws of the State of Washington including, but not limited to, RCW 49.48, 49.52, and 49.60 (all statutes as amended), or any other federal, state or local law, ordinance, rule, or regulation of any kind, including but not limited to those governing employment, discrimination in employment, termination of employment, or the payment of wages and benefits.

          2.  Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement (this “Agreement”) shall adversely affect (i) any Claims I may have under the ADEA which may arise after I sign this Agreement; (ii) my rights under the Employment Agreement; (iii) my rights to any vested benefits other than severance benefits to which I may be entitled under plans, programs and arrangements of the Company or any subsidiary or parent of the Company; (iv) my rights to indemnification, if any, under any indemnification agreement, applicable law and the certificates of incorporation and bylaws or comparable organizational documents of Immunex and any subsidiary or parent of Immunex; and (v) my rights, if any, under any director’s and officer’s liability insurance policy or professional malpractice insurance policy covering me.

3. I understand that my employment with the Company has terminated forever and I promise never to seek employment with the Company.

          4.  I acknowledge that I have signed this Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in paragraph 1 (one) above and the Company’s acknowledgment of my rights reserved under the paragraph 2 (two) above.

          5.  I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Agreement.  I waive any right I might have to additional time beyond this consideration period within which to consider this Agreement.  I may revoke this Agreement seven days or less after its execution by providing written notice to the Vice President of Human Resources of the Company or its parent or successor.

          6.  I acknowledge that I have had the opportunity to consult with an attorney or other advisor of my choice, at my own expense, and have been advised by the Company or its parent or successor to do so if I choose.

          7.  For a period of one year after the date of termination of my employment, I agree not to criticize, denigrate or otherwise disparage the Company, any other Releasee, or any of the Company’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research; provided, however, that nothing in this Agreement shall prohibit me from complying with any lawful subpoena or court order.

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8. The provisions of this Agreement are severable. If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

9. This Agreement shall inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

          10.  I represent and warrant that I have not assigned or transferred, or purported to assign or transfer, all or any part of any Claim released by this Agreement.  I represent and warrant that I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim released in this Agreement, and I promise never to file or prosecute a lawsuit or other complaint or charge asserting any Claims that are released in this Agreement.  I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive and promise never to accept) by filing or prosecuting a charge with any administrative agency with respect to any Claim purportedly released by this Agreement.  I promise never directly or indirectly to bring or participate in an action against any Releasee under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.  This paragraph 8 shall not apply to ADEA claims if applying it would violate the ADEA or OWBPA.

          11.  I represent and warrant that I am not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation of a violation by the Company of the federal False Claims Act (or any similar state or federal qui tam statute).  In addition, in order to ensure that I have complied fully with my obligations under this paragraph 9, I hereby covenant and agree that to the full extent permitted by law, I hereby waive and release any and all rights or claims I may have to any proceeds or awards that I may be entitled to under any qui tam proceeding brought against the Company.  I further agrees that I shall deliver any such money, proceeds, or awards to the U.S. government.

          12.  This Agreement shall be governed and interpreted under federal law and the laws of the State of Washington as applied to contracts entered into and to be performed entirely within such state by residents thereof.

          13.  Finally, I acknowledge that I have carefully read this Agreement and fully understand all of its terms.  Except as set forth herein, this is the entire agreement between the parties; it may not be modified or canceled in any manner except by a writing signed by both Immunex or its parent or successor and me.  This Agreement is legally binding and enforceable.

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I KNOWINGLY AND VOLUNTARILY SIGN THIS WAIVER AND RELEASE OF CLAIMS AGREEMENT.

Signed:	/s/ EDWARD V. FRITZKY

Date:	January 2, 2003

Edward V. Fritzky

AMGEN INC.

By:	Brian McNamee
Title:	Senior Vice President, Human Resources
Date:	January 2, 2003

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